UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 3, 2010

ALTO GROUP HOLDINGS, INC.
(Exact  Name of Registrant as Specified in Charter)

Nevada	000-53592	27-0686507
(State of Other Jurisdiction	(Commission File	(IRS Employer
Of Incorporation)	Number)	Identification No.)

110 Wall Street, 11th Floor New York, New York	10005
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 709-8036

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

    On March 3, 2010, the Company approved the creation of Class “A” shares of restricted Preferred Stock (“Preferred Shares”).  The rights, preferences, privileges, restrictions and characteristics of the Preferred Shares are detailed in the Certificate of Designation to the Articles of Incorporation filed as an exhibit to this filing.  The Company approved the surrender, conversion and exchange of 48,000,000 shares of restricted common stock beneficially held by Mark Daniel Klok into 14,000,000 Preferred Shares.  As a result of the conversion into Preferred Shares, Mr. Klok continues to have voting control of the Company.  Mr. Klok holds a beneficial interest in 14,000,000 Preferred Shares which are convertible at the discretion of Mr. Klok into 56,000,000 shares of common stock, representing 52.01% of all shares of common stock issued and outstanding on an as-converted basis.  Holders of the Preferred Shares are entitled to vote together with holders of common stock on all matters, consequently giving Mr. Klok voting control of the Company.

Item 3.03 Material Modification to Rights of Security Holders

    Same as detailed in Item 1.01 above.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

    Same as detailed in Item 1.01 above.

Item 9.01 Financial Statements and Exhibits

    (d) Exhibits.

    The following document is being filed herewith by the Company as an exhibit to this Current Report on Form 8-K:

    4.1 Certificate of Designation to the Articles of Incorporation

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alto Group Holdings, Inc.

By:  /s/ Mark Klok
Date:  March 5, 2010                                                                           _____________________________________________
Mark Klok
Chief Executive Officer